EXHIBIT 10.2

MASTER SERVICES AGREEMENT FOR PROFESSIONAL SERVICES

This Master Services Agreement for Professional Services (the “MSA”) by and between Conn Appliances, Inc., with offices at 2445 Technology Forest Blvd., The Woodlands, TX 77381 (hereinafter individually referred to as the “Company”) and Woodlands Financial Advisory LLC at 283 N Silvershire Cir, The Woodlands, TX 77381 (hereinafter referred to as “Consultant” and, together with the Company, the “Parties”) is made and entered into on April 14, 2020, and effective as of April 1, 2020 (the “Effective Date”).
WHEREAS, Company desires to procure from Consultant, and Consultant desires to provide to Company, the services (the “Deliverables” or “Services”) described in this MSA and in the task order attached hereto as Exhibit A (and any other similar task orders entered into by the Parties from time to time under this MSA), on the terms and conditions specified herein;
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Consultant hereby agree as follows:
1. SERVICES AND SCOPE OF WORK
1.1 Services. Consultant agrees to perform for the Company the Services described in this MSA and in the task order attached hereto as Exhibit A and any other similar task orders that the Parties may agree to from time to time (each, individually, a “Task Order”). The Services shall be provided in accordance with the provisions of this MSA and the applicable Task Order.
1.2 Provision of Services. All of the Services shall be provided by Consultant and Consultant shall not delegate, assign or subcontract the performance of any of the Services.
2. INDEPENDENT CONSULTANT AND SUBCONTRACTING
Consultant is performing the Services as an independent contractor. Consultant is not an agent of the Company and thus has no right or authority, express or implied, to represent or legally bind the Company as to any matters, except as expressly authorized in this MSA. The Company shall not be responsible for payment of, and Consultant shall not make a claim against the Company for, worker’s compensation, health or disability benefits, or unemployment insurance, nor shall the Company be responsible for withholding or paying employment related taxes or withholdings for or on behalf of Consultant. In the event that any federal, state or local government agency, any court or any other applicable entity determines that Consultant is an employee of the Company for any purpose, Consultant agrees to indemnify and hold the Company harmless from all liabilities, costs, taxes and/or expenses (including, but not limited to, attorneys’ fees) associated with such determination.
3. PERSONNEL
Consultant shall comply with the Company’s reasonable security regulations, including any procedures that Company personnel and other consultants are normally asked to follow. Unless otherwise agreed by the Parties, Consultant shall observe the Company’s working rules, working hours and holiday schedules if working on the Company’s premises. Consultant specifically acknowledges that the Company is committed to a drug-free work place and Consultant represents, warrants and covenants that it is, and shall be, in compliance with such working rule.
4. INSURANCE
4.1 Requirement to Maintain Insurance. Prior to commencing the Services and for the duration of the term of the MSA, Consultant shall maintain without interruption and at its own expense, insurance having the following coverage:
(a) Commercial general liability insurance with a limit of not less than Two Hundred and Fifty Thousand Dollars ($250,000) and such insurance shall:

(1)	be written on a per occurrence basis, and

(2)	be endorsed to cover liability arising from premises, operations, independent contractors, products-completed, personal injury and advertising injury, and liability assumed under an insured contract.
(b) Property insurance on a “Special Causes of Loss” form covering Contractor property for its full replacement cost.
Unless otherwise agreed to in writing by Company, all policies of insurance shall be underwritten through insurance companies at all times licensed to do business in the various states where the Services are provided with an AM. Best rating of A- VII or better. Subject to the other provisions of this Section 4.1, Contractor shall have its respective policies of insurance required herein endorsed to provide that such policies of insurance shall not be canceled, non-renewed or materially altered without prior written notice to Company. Contractor shall have its respective policies of insurance required herein endorsed to waive the insurance carriers’ rights of subrogation against Company.

4.2 Company Named as Insured. Company shall be named as an additional insured under the commercial general liability coverage required above and such additional insured coverage shall be provided on a primary basis and shall not require Company’s policies to contribute toward the payment of any loss.
4.3 Proof of Insurance. Prior to commencing the Services but in no event later than ten (10) business days from the date Consultant executes this MSA, Consultant shall deliver to Company Certificates of Insurance, or other proof of coverage satisfactory to Company, evidencing compliance with the terms hereof, and upon Company’s request, true and correct copies of the insurance policies.
5. COSTS, COMPENSATION AND INVOICING
5.1 Consultant’s Efforts to Minimize Charges. Consultant shall use commercially reasonable efforts to perform each Service in as economical a manner as practicable and to minimize the time and materials charges or costs and other charges and expenses incurred in connection therewith, to the maximum extent practicable, consistent with Consultant’s other obligations under the applicable Task Order.
5.2 Fees and Costs. Consultant will perform work at a monthly rate. The monthly rate basis (“Standard Monthly Rate”) is twelve-thousand eight hundred dollars ($12,800) and includes up to sixty-four (64) consulting hours per month. Any consulting hours beyond sixty-four (64) hours per month (“Excess Hours”) will be paid at an hourly rate of $200 per hour (“Excess Hours Rate”). Consultant must receive written pre-approval from the Company prior to incurring any hours beyond sixty-four (64) in any given month. Non-labor expenses and materials costs (“Nonlabor Costs”) to be reimbursed by Company must be pre-approved. Non-Labor Costs shall be properly documented and incurred by Consultant in connection with providing the Services and under no circumstances shall Company reimburse more than the actual cost to Consultant. Company will pay Consultant the sum of the Standard Monthly Rate plus, the product of Excess Hours multiplied by the Excess Hours Rate, within 15 days after receiving Consultant’s fee invoices. Consultant will invoice for reimbursement any Non-labor Costs on a monthly basis.
5.3 Services Covered. Both parties acknowledge and agree that the compensation and reimbursement set forth in Section 5.2 are intended to compensate Consultant fully for all Services and/or Deliverables to be performed and/or provided by Consultant pursuant to applicable Task Orders. Accordingly, the Company shall not be obligated to pay Consultant any consideration or amounts in addition to those described in Section 5.2.
5.4 Taxes. Consultant agrees to sign the IRS Form W-9 attached hereto and return it to the Company within five days of execution of this MSA. Consultant shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Consultant on any goods or services used or consumed by Consultant in providing the Services where the tax is imposed on Consultant’s acquisition or use of such goods or services and the amount of tax is measured by Consultant’s costs in acquiring such goods or services.
5.5 Invoicing. As set forth in an applicable Task Order, Consultant shall issue invoices to the Company with the pricing detail and in a format and on the media agreed upon by Company and Consultant.
6. INDEMNITIES
Consultant Indemnity. Consultant agrees to indemnify, defend at its expense and hold harmless the Company, and its affiliates, subsidiaries, partners, officers, directors, employees, agents, successors and assigns from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising from or related to: (i) any breach of the representations, warranties and covenants made by Consultant under this MSA; (ii) any breach of the confidentiality obligations hereunder by Consultant; (iii) any claim of infringement made against the Company or its representatives of any patent, copyright, trademark, trade secret or other proprietary right relating to Deliverables, documentation and/or other materials provided by Consultant; (iv) any claim of misappropriation of Confidential Information alleged to have occurred because of the Company’s (or its designated representatives) use of Deliverables, documentation and/or other materials provided by Consultant; or (v) any personal injury or property damage in connection with or arising out of the fault or negligence of Consultant or otherwise relating to the furnishing, performance or use of the Services, Deliverables or other materials provided under this MSA or any Task Order. This Section 6 shall survive the termination of this MSA.
7. BINDING ARBITRATION
Any dispute, controversy or claim arising out of or relating to this MSA or a Task Order shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitration shall be held in Houston, Texas unless the parties mutually agree on a different location. Each party shall be responsible for its own costs and expenses. The parties understand and agree that this MSA and the transactions contemplated herein will have a material connection to interstate commerce and intend that the Federal Arbitration Act apply hereto. The decision of a majority of the arbitrators shall be final and binding. If the losing party does not abide by the decision and award within 30 days, then the prevailing party may file suit in a court of competent jurisdiction to enforce the arbitrator’s decision and award. This Section 7 shall survive the termination of this MSA.

8. OWNERSHIP
The Company, its successors and assigns, shall have the unfettered right to obtain, and to hold in its own name, patents, copyrights, registrations, or such other intellectual property rights and protections as may be appropriate. All Deliverables shall bear the Company’s copyright and trade secret notices.
9. CONFIDENTIALITY AND PROPRIETARY RIGHTS
9.1 Non-Disclosure. Consultant shall preserve as strictly confidential and proprietary all information and material of or relating to the Company, whether or not marked as confidential, including but not limited to the Company information, materials, data, strategic plans, financial information, personnel files, customer (or potential customer) lists, or other information that the Company may provide to Consultant, or Consultant may receive, in connection with this MSA or the Task Order(s) (collectively “Confidential Information”). Consultant shall hold the Confidential Information in confidence, with reasonable care and shall not disseminate such Confidential Information to except to representatives of the Company pursuant to the performance of the Services hereunder. Consultant agrees to preserve any copyright, trademark and other proprietary rights notices on all Confidential Information and promptly notify the Company of any disclosure of Confidential Information that is not in accordance with this MSA. Consultant agrees that in the event of a breach or threatened breach of this Section 9.1, that the Company may be irreparably harmed such that monetary damages will not adequately compensate for its injuries. In the event of any such breach, the Company shall be entitled, in addition to any rights or remedies it may have at law or in equity, to temporary and permanent injunctive relief issued by any court of competent jurisdiction enjoining and restraining Consultant from continuing such breach and the payment by Consultant of all costs associated with any litigation, including attorneys’ fees. The foregoing obligations shall survive termination or expiration of this MSA or any Task Order.
9.2 Limitations. Confidential Information shall not include information to the extent that Consultant can show that such information: (i) has been publicly disclosed through no wrongful act of Consultant or its representatives; (ii) was received from a third party having the right to lawfully possess and disclose same and without breach of this MSA or another obligation of confidentiality to Company; (iii) was approved for release by prior written authorization of the Company; or (iv) is or was required to be disclosed by a court of competent jurisdiction pursuant to applicable law or regulation, but only to the extent expressly required and only after alerting the Company of such disclosure requirement.
9.3 Return or Destruction of Confidential Information. Promptly following the termination of this Agreement, Consultant will return or, at the instruction of Company, destroy (and certify such destruction to the Company), any Confidential Information (and any copies thereof) in Consultant’s possession.
10. WARRANTIES
Consultant represents, warrants and covenants that: (a) Consultant will comply with all laws and regulations in performing the Services; (b) Consultant will perform the Services in accordance with the terms and conditions of this MSA and any Task Order in a professional and workmanlike manner consistent with best industry standards and practice; (c) Consultant possesses all right, power and authority to enter into this MSA; (d) all Deliverables shall be original works of Consultant or that Consultant shall have all rights necessary to provide such Deliverables; and (e) neither the Services, Deliverables nor any other materials, or any part thereof, provided to the Company shall infringe any patent, copyright, trademark, trade secret or other proprietary right of a third party. The parties may agree upon additional warranties that will apply to specific Task Orders. If any Services performed by Consultant fail to meet the above warranties, then, without limiting any other remedies at law or in equity, Consultant promptly shall correct or re-perform any affected Services at no cost to the Company.
11. TERM AND TERMINATION
11.1 Term. The term of this MSA will commence on the Effective Date and shall terminate six months later, unless sooner terminated pursuant to this Article 11. The length of the Agreement may be extended on a month-to-month basis, provided that both Parties to agree to extend in writing.
11.2 Termination for Cause. This MSA and/or any Task Order issued under it may be terminated by either Party (reserving cumulatively all other rights and remedies at law or in equity unless expressly stated herein) in the event the other Party has materially breached this MSA or any Task Order (i) upon receipt of written notice thereof if such material breach is incapable of cure; or (ii) upon the expiration of 30 days (or such additional cure period as the non-breaching Party may authorize in writing) after receipt of written notice thereof if the material breach is capable of cure and has not been cured. Waiver of a particular material breach shall not imply waiver of any other material breach. Consultant may terminate this MSA or a particular Task Order in the event that the Company fails to pay Consultant undisputed amounts under this MSA or a particular Task Order within 60 days of invoicing.

11.3 Termination for Convenience. The Company and Consultant may terminate this MSA at any time for convenience and without cause. Exercise of this right must be accomplished by giving the other Party prior written notice designating the termination date (which termination date shall not be less than 30 days following such notice) and by paying Contractor all compensation and reimbursement due pursuant to Section 5.2 through the date of termination.
12. EQUIPMENT
Company will provide the Consultant with a laptop equivalent to the hardware provided to Company’s employees, without access to the Company’s electronic systems of record. Except as set forth in Section 5.2, Contractor shall be responsible for all other equipment employed in the performance of the Services and creation of the Deliverables. All equipment obtained from the Company must be returned in good working order upon the termination of the MSA. The Consultant will reimburse Company’s for any lost, damaged or stolen equipment.
13. GENERAL
13.01 Assignment. This MSA shall be binding on the Parties and their respective successors and permitted assigns. Neither Party may, nor shall have the power to, assign this MSA without prior written consent of the other, except that the Company may assign its rights and obligations under this MSA without approval of Consultant to an entity that acquires all or substantially all of the assets of the Company or to any subsidiary or affiliate or successor in a merger or acquisition of the Company; provided that in no event shall such assignment relieve the Company of its obligations under this MSA.
13.02 Force Majeure. In the event performance of this MSA or a particular Task Order is prevented or interfered with by reason of acts of God, fires, floods, epidemic, strikes, or any other circumstances beyond the reasonable control and without the fault or negligence of the Party whose performance is affected, the Party so affected, upon giving prompt notice to the other Party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a work-around solution, shall be excused from such performance on a dayto- day basis to the extent of such prevention, restriction or interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased), provided, however, that the Party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance and both Parties shall proceed whenever such causes are removed or cease. In the event such delay shall extend for a period which substantially and adversely impacts the Services, and in no event more than three consecutive days, then the Company may terminate this MSA without liability upon written notice to Consultant. For the avoidance of doubt, Company shall have no obligation to pay any compensation pursuant to Section 5.2 that corresponds to days during which Consultant’s performance of Services or creation of Deliverables is excused pursuant to this Section 12.02.
13.03 Informal Dispute Resolution. The Parties agree that, prior to initiating formal dispute resolution pursuant to Section 7 relating to any matter set forth in this MSA, they will attempt to resolve disputes informally by working together to promptly address problems and escalate issues as reasonably necessary.
13.04 Notices. Any notices or communication under this MSA and/or any Task Order shall be in writing and shall be hand delivered or sent by registered mail return receipt requested to the Party receiving such communication at the address first set forth above, or such other address as either Party may in the future specify to the other Party in accordance with this notice provision.
13.05 Governing Law. This MSA and related Task Order(s) shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its choice of law rules. This provision shall not be construed to conflict with the provisions of Section 7.
13.06 Entire Agreement. Except as provided below in this Section 12.06, this MSA and each Task Order attached hereto set forth the entire understanding and agreement of the Parties as to the specific subject matter therein, and supersede all prior agreements and representations, whether written or oral, with respect to the subject matter of this MSA, and each Task Order, between the Parties. No modification, amendment, supplement to or waiver of this MSA or any Task Order, or any of their provisions, shall be binding upon the Parties unless made in writing and duly signed by both Parties.
13.07 Counterparts. This MSA and any Task Order may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same MSA.
13.08 No Waiver. No waiver shall be effective unless in writing signed by an authorized representative of the Party against whom enforcement of the waiver is sought. Neither the failure of either Party to exercise any right of termination, nor the waiver of any default or breach shall constitute a waiver of the rights granted in this MSA with respect to any subsequent other default or breach.
13.09 No Interference. Consultant represents to the Company that, as of the Effective Date, Consultant is not subject to any obligation that would prevent Consultant from entering into this MSA or any Task Order, and that Consultant’s offer to provide Services and the Company’s acceptance of such offer in no way causes or induces Consultant to breach any contractual obligation to any other party.

13.10 Non-disparagement. Consultant agrees he will neither make nor cause to be made any statements that disparage, or damage the reputation of Company or any of its affiliates or interfere with the contracts and relationships that Company or any of its affiliates has with others at any time during the term of this MSA. In the event Consultant makes such a disparaging communication to anyone, including but not limited to the media, public interest groups, and publishing companies, it will be considered a material breach of the terms of this MSA.
13.11 Non-solicit. Consultant agrees that for the duration of this MSA, and for a period of 12 months following termination of this Agreement, Consultant shall not either directly or indirectly, on his behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company or any of its affiliates to work for Consultant or for another entity, firm, corporation, or individual.
13.12 Severability. In the event any one or more of the provisions of this MSA or of any Task Order is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.
13.11 Publicity. Consultant agrees not to publicize this MSA or any Task Order in press releases, advertising or materials distributed to prospective customers without the prior written consent of the Company, in each instance, which consent may be withheld in its sole discretion. The Company shall be entitled to reference this MSA in any public filings or press releases it makes.
13.12 Remedies. The rights and remedies of the Company as set forth in this MSA are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.
13.13 Survival. Any provision of this MSA which contemplates performance or payment subsequent to any termination or expiration of this MSA shall survive any termination or expiration of this MSA and continue in full force and effect.
13.14 Headings. The section headings in this MSA are intended for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this MSA.

IN WITNESS WHEREOF, the parties hereto have executed this MSA as of the date first above written.

Woodlands Financial Advisory LLC	Company:
Consultant	Conn Appliances, Inc.

/s/ John Davis 4/6/2020	/s/ Lee A. Wright 4/14/2020
Signature & Date	Signature & Date
John Davis	Lee A. Wright
Name	Name

Title: CEO	Title: COO

Exhibit A
Task Order

This Task Order outlines the specific areas for which the Consultant will be provide services as referenced in the MSA effective April 14, 2020.

1.	Advise on credit policy

2.	Advisory review of collections strategy

3.	Assistance and advice on model-scorecard development and analytics

4.	Assistance and advice on marketing analytics (Direct mail and digital)

5.	Other assistance and advice on analytics as agreed upon by Company and Consultant

6.	Transition support and assistance

7.	Business development

a.	Lead sourcing

b.	Partnership development

c.	Work with various third-parties, other lenders and payment providers

d.	Warranty or insurance

8.	Other advisory services as agreed upon by Company and Consultant